Exhibit 10.2

THE GOODYEAR TIRE & RUBBER COMPANY

DEFINED CONTRIBUTION EXCESS BENEFIT PLAN

WHEREAS, the Company previously established an excess benefit plan for the purpose of providing supplemental retirement benefits on an unfunded basis to a select group of management or highly compensated employees eligible to participate in accordance with the terms hereof, as contemplated by Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended;

NOW, THEREFORE, said excess benefit plan which was adopted October 7, 2008, effective January 1, 2005, and amended and restated effective September 7, 2012, is further amended and restated effective January 1, 2022 to provide as follows:

ARTICLE I

DEFINITIONS

For the purposes hereof, the following words and phrases shall have the meanings indicated:

1. The “Act” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2. An “Affiliated Employer” shall mean any employer required to be affiliated with the Company under Section 414(b), (c), or (m).

3. The “Code” shall mean the Internal Revenue Code of 1986 as amended.

4. The “Company” shall mean The Goodyear Tire & Rubber Company, an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger of The Goodyear Tire & Rubber Company with any other corporation or corporations.

5. An “Employee” shall mean any person employed by an Employer on a salaried basis and eligible to participate in the Savings Plan.

6. An “Employer” shall mean the Company and any other Affiliated Employer who adopts the Plan with the consent of the Company and Goodyear Dunlop Tires North America, Ltd. (“GDTNA”) for any period of service after September 6, 2012.

7. An “Excess Benefit” is the benefit payable under this Plan pursuant to Article II.

8. The “Excess Compensation” is the amount of compensation for any Participant in the Savings Plan to the extent the Participant had compensation limited by either Code Sections 401(a)(17) or 415(c) from being taken into account in computing the Employer’s Retirement Contributions for the Participant in the Savings Plan.

9. The “Excess Contribution” shall be the amount of contribution made pursuant to Sections 3.3 or 3.4.

10. A “Participant” shall mean any Employee who was a Participant in the Savings Plan and who had Excess Compensation.

11. “Plan” shall mean the plan as set forth herein, together with all amendments hereto, which shall be called “The Goodyear Tire & Rubber Company Defined Contribution Excess Benefit Plan.”

12. The “Savings Plan” shall mean either The Goodyear Tire & Rubber Company Employee Savings Plan for Salaried Employees, the Goodyear Dunlop Tires North America, Ltd. Employee Savings Plan For Salaried Employees or The Goodyear Tire & Rubber Company Savings Plan for Retail Employees, as the same shall be in effect on the various dates of an Employee’s participation.

All other words and phrases used herein shall have the meanings given them in the Savings Plans, unless a different meaning is clearly required by the context.

ARTICLE II

EXCESS BENEFIT

1. Eligibility. A Participant who dies or terminates employment with an

Employer under conditions that make such Participant or beneficiary eligible for a benefit derived from Retirement Contributions under the Savings Plan, who had Excess Compensation and who does not receive a benefit from The Goodyear Tire & Rubber Company Supplementary Pension Plan shall be eligible for an Excess Benefit.

2. Amount of Excess Benefit. The amount of the Excess Benefit shall be the sum of all Excess Contributions notionally credited increased by (a) from January 1, 2005 until September 30, 2008, a seven (7) percent compounded annual return, and (b) commencing October 1, 2008, interest credited at 120% of the Applicable Federal Long-Term Rate as of the first day of each quarter (as prescribed under Section 1274(d) of the Code), compounded monthly, computed from the date of each notional contribution. The amount of the Excess Benefit for any participant who participated in The Goodyear Dunlop Tires North America, Ltd. Excess Savings Plan shall be the amount of the balance earned in such Plan through September 6, 2012 plus benefits earned by the participant in this Plan.

3. Excess Contributions. Excess Contributions will be notionally credited to a Participant on the last day of any calendar month in which the Participant had Excess Compensation. The Excess Contributions will be for the amount that the Participant would have had additional Retirement Contributions to the Savings Plan for such month with respect to the Participant’s Excess Compensation.

4. Minimum Excess Contributions. If a Participant only received Retirement Contributions of three (3) percent of Compensation under the Savings Plan for any given month then the Excess Contributions under Section 3 of Article II will be five (5) percent of the Excess Compensation of such Participant for such month.

ARTICLE III

TIME AND FORM OF PAYMENT

1. Payment of Benefits. Each Excess Benefit provided for hereunder shall be paid as a lump sum to the Participant or to the Participant’s beneficiary under the Savings Plan, if the Participant is deceased. Such lump sum payments will be made within 90 days after death to any beneficiary or within 90 days after any Separation from Service if Participant is vested in the Savings Plan and is not a Specified Employee. Any Participant who is a Specified Employee shall be paid such lump sum on the first business day that is more than six months after the date of Separation from Service.

2. Specified Employees. A Specified Employee is an employee who is a specified employee in accordance with Section 409A of the Code. The specified employee identification date for the Plan is December 31 of each year. The specified employee effective date for the Plan is each following January 1.

3. Separation from Service. For purposes of establishing whether an employee has a Separation from Service, the employee will be deemed to have a Separation from Service on the date of termination of employment, if the employee after the date of termination of employment is not reasonably anticipated to provide a level of bona fide services that exceeds 25% of the average level of bona fide services provided by the employee in the immediately preceding 36 months (or the total period of employment, if less than 36 months), within the meaning of Section 409A of the Code.

ARTICLE IV

ADMINISTRATION

The Plan is a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Accordingly, the Plan shall be construed and administered in the manner appropriate to maintain the Plan’s status as such under the Act. To the extent that the Act applies to the Plan, the Company shall be the “named fiduciary” of and the “plan administrator” of the Plan. The Company shall be responsible for the general administration of the Plan and for carrying out the provisions hereof.

The Employers shall be responsible for making any required benefit payments under the Plan. The Company shall have the sole and absolute authority and power to administer and carry out the provisions of the Plan, except that the Employers shall make any required benefit payments hereunder; to determine all questions relating to eligibility for and the amount of any benefit hereunder and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and to take such further action as the Company shall deem advisable in the administration of the Plan. All actions taken and decisions made by the Company hereunder be final and binding upon all interested parties.

ARTICLE V

AMENDMENT AND TERMINATION

1. Right to Amend or Terminate. The Company reserves the right in its sole and absolute discretion to amend or terminate the Plan at any time by action of its Board of Directors subject to the requirements of this Article; provided, however, that no such action shall adversely affect the right of any Employee or beneficiary to any Excess Benefit determined under the provisions of the Plan previously in effect for any period of time that the Employee was a Participant.

2. Notwithstanding the foregoing, no termination or amendment of this Plan may accelerate payment of Excess Benefits to any Participant except under the following conditions subject to the mandatory six-month delay for Specified Employees:

(1) The Company may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(l)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier the taxable year in which the amount is actually or constructively received):

(a) the calendar year in which the Plan termination and

liquidation occurs; (b) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (c) the first calendar year in which the payment is administratively practicable.

(2) The Company may terminate and liquidate the Plan pursuant to irrevocable action taken by the Board of Directors within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury Regulation § l.409A- 3(i)(5)), provided that this paragraph will only apply to a payment under the plan if all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

(3) The Company may terminate and liquidate the Plan, provided that (a) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (b) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulation §1.409-1(c) if any Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (c) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (d) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (e) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation §1.409A-l(c) if the same service provider participated in both plans, at any time within three years following the date the service recipient takes all necessary action to irrevocably terminate and liquidate the Plan.

ARTICLE VI

ADOPTION BY AFFILIATED EMPLOYERS

Any Affiliated Employer that at the time is not an Employer hereunder may adopt the Plan and become an Employer hereunder by action of its Board of Directors and by filing written notice thereof with the Company. Each Employer other than the Company shall have the right to withdraw from the Plan by action of its Board of Directors and by filing written notice thereof with the Company, in which event the Employer shall cease to be an Employer for purposes of the Plan; provided, however, that no withdrawal shall affect the right of any Employee or beneficiary to any Excess Benefits for any period of time that the Employee was an Excess Benefit Employee.

ARTICLE VII

MISCELLANEOUS

l. Non-Alienation of Retirement Rights or Benefits. No Employee and no beneficiary of an Employee shall encumber or dispose of such person’s right to receive any payments hereunder. Payments hereunder, or the right thereto, are expressly declared to be non-assignable and non-transferable. If an Employee or beneficiary attempts to assign, transfer, alienate, or encumber the right to receive any payment hereunder or permits the same to be subject to alienation, garnishment, attachment, execution, or levy of any kind, then thereafter during the life of such Employee or beneficiary, and also during any period in which any Employee or beneficiary is incapable in the judgment of an Employer of attending to personal financial affairs, any payments which an Employer is required to make hereunder may be made, in the sole and absolute discretion of the Employer, either directly to such Employee or beneficiary or to any other person for the future care, use or benefit of such Employee or beneficiary or that of such person’s dependents, if any. Each such payment may be made without the intervention of a guardian, the receipt of the payee shall constitute complete satisfaction for the Employer with respect thereto, and the Employer shall have no responsibility for the proper application thereof.

2. Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by an Employer to continue employment with the Employer, and nothing herein contained shall be construed as a commitment on the part of an Employer to continue the employment, the annual rate of compensation, or any term or condition of employment of such person for any period, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

3. Interest of Employee an Unfunded, Unsecured Promise. The provision of this paragraph 3 shall apply notwithstanding any other provision of the Plan to the contrary. All benefits payable under the Plan are payable solely from an Employer’s general assets. The obligation of an Employer under the Plan to provide an Employee or beneficiary a benefit is solely the unfunded, unsecured promise of the Employer to make payments as provided herein. No person shall have any interest in, or a lien or prior claim upon, any property of an Employer with respect to such benefits greater than that of a general creditor of the Employer.

4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right as against any Employer, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

5. Absence of Liability. No member of the Board of Directors of any Employer nor any officer of any Employer shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by an officer, agent, or employee, or, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

6. No Competition. The right of any Employee or beneficiary to an Excess Benefit will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited in the event such Employee (i) at any time subsequent to the effective date wrongfully discloses any secret process or trade secrets of the Company or any Affiliated Employer, or any of the Company’s subsidiaries, or (ii) engages, either directly or indirectly, as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that within the ten-year period following his retirement the Company’s Board of Directors reasonably determines to be competitive with the Company’s or any of its Affiliated Employers, or any of the Company’s subsidiaries, to a degree materially contrary to the best interests of the Company or any of its Affiliated Employers, or any of the Company’s subsidiaries.

7. Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

8. Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

9. Compliance with Section 409A of the Code. (a) It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that affects such intent, and the Committee shall not take any action that would be inconsistent with such intent.

(b) Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, the

Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(c) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409(A)(a)(l) of the Code.

ARTICLE VIII

PERFORMANCE BASED BENEFIT

1. Eligibility. Individuals employed by any Employer as selected from time to time by the Committee shall be eligible for a Performance Based Benefit, provided such individuals are part of a select group of management or highly compensated employees and are not participating in The Goodyear Tire & Rubber Company Supplementary Pension Plan. Employees eligible for a Performance Based Benefit shall be referred to herein as “Performance Eligible Participants.” For the avoidance of doubt, an Employee who is selected as a Performance Eligible Participant with respect to a Performance Based Benefit may also be a Participant with respect to an Excess Benefit under the terms of the Plan.

2. Amount of Performance Based Benefit. The amount of the Performance Based Benefit shall be the sum of all Performance Based Contributions notionally credited increased by interest credited at 120% of the Applicable Federal Long-Term Rate as of the first day of each quarter (as prescribed under Section 1274(d) of the Code), compounded monthly, computed from the date of each notional contribution.

3. Performance Based Contributions. Performance Based Contributions will be notionally credited to a Performance Eligible Participant on the last day of the Performance Period for which the Committee determines that a Performance Based Contribution shall be credited for such Performance Eligible Participant as described herein. The amount of any Performance Based Contribution credited to a Performance Eligible Participant for any Performance Period shall be the Performance Eligible Participant’s annual base salary paid during the applicable Performance Period, limited to twelve (12) months, plus the award determined to be payable to the Performance Eligible Participant for the Performance Period under the Company’s Executive Annual Incentive Plan (the “EAIP”), if any, multiplied by the applicable percentage set forth below, depending upon the extent to which the Company-wide Performance Objectives for that Performance Period have been achieved under the EAIP:

Performance Under EAIP	Percentage
Minimum 0%	0%
Threshold 50%	7%
Target 100%	14%
Maximum 200%	28%

For achievement of Company-wide Performance Objectives established under the EAIP between the above stated percentages, the percentages below 7% and between the breakpoints up to 28% shall be interpolated, provided, however that the percentage cannot exceed 28%, regardless of the extent to which Company-wide Performance Objectives are achieved under the EAIP. For the avoidance of doubt, a Performance Eligible Participant may be eligible to have both Excess Contributions and Performance Based Contributions notionally credited to him under the terms of the Plan for any Performance Period.

4. Vesting of Performance Based Contributions. A Performance Eligible Participant shall vest in his Performance Based Contributions under the Plan in accordance with the following:

Years of Participation	Vesting Percentage
Less than 5 years	0%
5 years	50%
7 years	75%
10 years or more	100%

Notwithstanding the above vesting schedule, a Performance Eligible Participant shall become 100% vested in his Performance Based Contributions upon attainment of age 62, regardless of his Years of Participation.

A “Year of Participation” shall be the twelve (12) consecutive month period beginning with the date the individual becomes a Performance Eligible Participant and each succeeding twelve (12) month period, provided the individual remains a Performance Eligible Participant. For purposes of determining a Year of Participation, a Performance Eligible Participant shall be credited for each month in which he is a Performance Eligible Participant for one (1) day or more. Upon an individual’s ceasing to be a Performance Eligible Participant, all credit for Years of Participation in the Plan shall cease and any Performance Based Contributions that remain unvested shall be forfeited. A Performance Eligible Participant shall cease to be a Performance Eligible Participant upon his Separation from Service for any reason or as determined in the sole discretion of the Committee. A Performance Eligible Participant shall be credited with full Years of Participation in the Plan and no partial Years of Participation shall be credited. Notwithstanding anything herein to the contrary, a Performance Eligible Participant shall become 100% vested in his Performance Based Contributions in the event of his death or Separation from Service due to Disability while he is a Performance Eligible Participant.

5. Time and Form of Payment of Performance Based Contributions. Provided a Performance Eligible Participant has completed at least five (5) Years of Participation in the Plan or has attained age 62 at the time of his Separation from Service, the vested portion of his Performance Based Benefit provided for hereunder shall be paid as a lump sum to the Performance Eligible Participant or his Beneficiary if the Participant is deceased. Notwithstanding the foregoing, in the event of a Performance Eligible Participant’s death or Separation from Service due to Disability, in either case, prior to completion of at least five (5) Years of Participation or attainment of age 62, the vested Performance Based Benefit shall be paid as a lump sum to the Performance Eligible Participant or his Beneficiary if the Participant is deceased. Such lump sum payment will be made within 90 days after death to the Beneficiary, or within 90 days after any Separation from Service if the Performance Eligible Participant is vested in any portion of the Performance Based Contributions and is not a Specified Employee. Any Performance Eligible Participant who is a Specified Employee shall be paid such lump sum on the first business day that is more than six months after the date of Separation from Service.

6. Amendment and Termination of Plan with Respect to Vested Performance Based Benefits. In addition to its reservations of rights with respect to Excess Benefits as described in Article V, Section 1, the Company reserves the right in its sole and absolute discretion to amend or terminate the Plan at any time by action of its Board of Directors, subject to Article V, provided, however, that no such action shall adversely affect the right of any Performance Eligible Participant or Beneficiary to any vested Performance Based Benefit determined under the provisions of the Plan previously in effect for any period of time that the individual was a Performance Eligible Participant. Further, the provisions of Article V, Section 2 that provide that no termination or amendment of this Plan may accelerate payment of Excess Benefits except under the conditions specified in said Section 2, shall apply to the vested Performance Based Benefits as well.

7. Adoption by Affiliated Employers with Respect to Vested Performance Based Benefits. The withdrawal of any Employer from the Plan pursuant to Article VI shall not affect the right of any Performance Eligible Participant or Beneficiary to any vested Performance Based Benefit for any period of time that the individual was a Performance Eligible Participant.

8. Application of Article VII of the Plan. The terms and provisions of Article VII of the Plan shall apply to this Article VIII.

9. Definitions. For the purposes hereof, the following words and phrases shall have the meanings indicated below:

(i) “Beneficiary” shall mean the Performance Eligible Participant’s beneficiary under the Savings Plan and if the Performance Eligible Participant is not eligible to participate in the Savings Plan, the beneficiary or beneficiaries designated by the Performance Eligible Participant in the form and manner prescribed by the Company.

(ii) “Committee” shall mean the Compensation Committee of the Company’s Board of Directors.

(iii) “Disability” shall mean “disability” as defined in the Company’s long term disability plan.

(iv) “Performance Based Benefit” shall mean the benefit payable under this

Plan pursuant to Article VIII.

(v) “Performance Based Contribution” shall mean the amount of contribution notionally credited pursuant to Section 3 of Article VIII.

(vi) “Performance Objective” shall have the same meaning as defined in the EAIP.

(vii) “Performance Period” shall have the same meaning as defined in the EAIP.

EXECUTED this 6th day of December, 2021.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ Gary VanderLind
Gary VanderLind
Senior Vice President and Chief Human Resources Officer

Attest:

/s/ Daniel T. Young
Daniel T. Young
Secretary